Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


To:   Swiss Medica, Inc.


      As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 24, 2006 included in Swiss Medica, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2005, and to all reference to our Firm included in this Registration Statement.


/s/ Russell Bedford Stefano Mirchandi, LLP

McLean, Virginia
September 22, 2006